Exhibit 19.1

ATLASSIAN CORPORATION
Insider Trading and Disclosure Policy
This policy (the “Insider Trading Policy”) of Atlassian Corporation (together with its subsidiaries, the “Company”) is intended to provide a set of guidelines and rules for all Atlassian Covered Persons (as defined below) to comply with federal and state securities laws that prohibit insider trading and avoid the appearance of impropriety in connection with trading in shares of common stock of the Company (the “Common Stock”), and other securities, issued by or relating to the Company. Violation of these laws carries severe consequences, including serious criminal and civil charges, dismissal from the Company, the erosion of investor trust in the Company and harm to the Company’s reputation. The Company also has the responsibility to take reasonable steps to prevent insider trading by its employees and others that may have access to material, nonpublic information. It is the obligation of each Atlassian Covered Person to understand and comply with this Insider Trading Policy and to ensure that each of their Covered Affiliates (as defined below) are in compliance with this Insider Trading Policy.
For the purposes of this Insider Trading Policy, “securities” includes shares of Common Stock, options to purchase shares of Common Stock, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, or exchange-traded options), other derivative securities of the Company, and any securities that provide the economic equivalent of ownership of any of the Company’s securities or are designed to profit from, hedge or offset any change in the value of the Company’s securities.
The Company has designated its Deputy General Counsel – Corporate, as its insider trading compliance officer (the “Compliance Officer”). The Compliance Officer shall be responsible for the administration of this Insider Trading Policy. In the absence of the Compliance Officer, responsibility for administering this Insider Trading Policy will rest with the General Counsel or such other employee as may be designated by the Compliance Officer. Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate any Atlassian Covered Persons from the consequences of noncompliance with this Insider Trading Policy. Questions regarding this Insider Trading Policy should be directed to the Company’s Compliance Officer.
I.Who is Covered by this Insider Trading Policy?
This Insider Trading Policy applies to all of the Company’s directors, officers, employees, consultants and contractors, and certain third-party vendors of the Company (each such director, officer, employee, consultant, contractor or third party vendor, an “Atlassian Covered Person”), and continues to apply following the termination of any such individual’s service to or employment with the Company until any material, nonpublic information possessed by such individual has become public or is no longer material.

The same restrictions that apply to an Atlassian Covered Person also apply to (1) their spouse, significant other, children, parents or other family members, in each case, living in the same household, (2) all trusts, family partnerships and other types of entities formed for the benefit of the Atlassian Covered Person or the Atlassian Covered Person’s family members over which the Atlassian Covered Person has the ability to influence or direct investment decisions concerning securities, (3) all persons who execute trades on behalf of the Atlassian Covered Person, and (4) any investment funds, trusts, retirement plans, partnerships, corporations or other entities over which the Atlassian Covered Person has the ability to influence or direct investment decisions concerning securities (each a “Covered Affiliate”); provided, however, that this Insider Trading Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. Atlassian Covered Persons are responsible for ensuring compliance with this Insider Trading Policy by all of their Covered Affiliates.
In addition to this Insider Trading Policy, all directors, officers and certain designated employees of the Company are also subject to, and are required to comply with, the Company’s Special Trading Procedures for Insiders, which supplement and shall be deemed a part of this Insider Trading Policy, including the requirement to pre-clear all transactions in the Company’s securities by such persons with the Compliance Officer.
II.What is Prohibited by this Insider Trading Policy?
No Trading Except During Trading Windows, Subject to Limited Exceptions.
The announcement of the Company’s quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Although an Atlassian Covered Person may not know the financial results prior to public announcement, if such Atlassian Covered Person engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject such Atlassian Covered Person and the Company to a charge of insider trading.
Therefore, subject to limited exceptions outlined in the section below titled “Are there any Exceptions?” Atlassian Covered Persons may trade in Company securities only during four quarterly trading windows.
What are the Trading Windows?
Unless otherwise stated, the four trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or another method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the seventh day of the third month of the then-current quarter. For the purposes of this Insider Trading Policy, a “trading day” shall mean a day on which the Nasdaq Global Market is open for trading. For example, if the Company issues a press release (or another method of broad public dissemination) announcing its quarterly or annual earnings after trading closes on a Tuesday, the first time an Atlassian Covered Person can buy or sell Company securities is the opening of the market on Thursday. The example above assumes that Wednesday and Thursday are trading days.
No Trading Based on Material, Nonpublic Information.
Even during a trading window, it is generally illegal (and also a violation of this Insider Trading Policy) for an Atlassian Covered Person to trade in Company securities while in the possession of material, nonpublic information about the Company.
From time to time, events will occur that are material to the Company and cause certain Atlassian Covered Persons to be in possession of material, nonpublic information. When that happens, the Company will require that those in possession of the material, nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed. When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.
Even if the Company has not notified an Atlassian Covered Person that they are subject to an event-specific blackout period, if an Atlassian Covered Person is aware of material, nonpublic information about the Company, such Atlassian Covered Person is prohibited from trading in the Company’s securities. Any failure by the Company to designate an Atlassian Covered Person as subject to an event-specific blackout period, or to notify an Atlassian Covered Person of such designation, does not relieve such Atlassian Covered Person of their obligation not to trade in the Company’s securities while possessing material, nonpublic information.
For additional information on what constitutes material, nonpublic information, see the section below titled “Definition of Material, Nonpublic Information.”
Other Prohibited Activities
In addition to restrictions on direct trading, Atlassian Covered Persons are prohibited from the following activities when they know or are in possession of material, nonpublic information:
•having others trade in the Company’s securities for them;
•giving trading advice of any kind about the Company except that an Atlassian Covered Person should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
•directly or indirectly communicating any material, nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when such Atlassian Covered Person is aware of material, nonpublic information (these practices are known as “tipping” and the third party recipient of such information or recommendation is known as a “tippee”). Atlassian Covered Persons may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee. Tippees inherit an Atlassian Covered Person’s duties and are liable for trading on material, nonpublic information illegally communicated or tipped to them by an Atlassian Covered Person. Similarly, just as Atlassian Covered Persons are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade.
As noted above, these prohibitions also apply to Covered Affiliates.

In addition, it is the Company’s policy that no Atlassian Covered Person who, in the course of working for the Company, learns of any material, nonpublic information about any other company (e.g., a customer, supplier or other party with which the Company is negotiating a major transaction, such as an acquisition, investment or sale), may trade in that company’s securities until the information becomes public or is no longer material.
No Atlassian Covered Person may gift any Company securities outside a trading window. Even during a trading window, an Atlassian Covered Person is prohibited from gifting Company securities while in the possession of material, nonpublic information about the Company.
No Atlassian Covered Person may at any time sell any Company securities that are not owned by such Insider at the time of the sale (a “short sale”).
No Atlassian Covered Person may use the Company’s securities as collateral in a margin account.
No Atlassian Covered Person may pledge Company securities as collateral for a loan (or modify an existing pledge), or buy or sell forward contracts, equity swaps, puts, calls, collars, exchange funds (not to be confused with exchange-traded funds, also known as ETFs, that invest in the Company’s securities in addition to securities of other companies, which are permitted to be bought or sold under this Insider Trading Policy as long as such Atlassian Covered Person does not control the purchase and the sale of securities in such funds), other derivative securities of the Company, or any securities that provide the economic equivalent of ownership of any of the Company’s securities or are designed to profit from, hedge or offset any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time unless such transaction has been approved by the Audit Committee of the Board of Directors. Any request for approval of such transaction by an Atlassian Covered Person must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the transaction. Any such request submitted by an Atlassian Covered Person will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions on trading in the Company’s securities set forth in this Insider Trading Policy.
The prohibitions described in this section continue whenever and for as long as an Atlassian Covered Person knows or is in possession of material, nonpublic information. Remember, anyone scrutinizing an Atlassian Covered Person’s transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, every Atlassian Covered Person should carefully consider how enforcement authorities and others might view the transaction in hindsight. Questions regarding any of these prohibitions should be directed to the Compliance Officer.
Definition of Material, Nonpublic Information
This Insider Trading Policy prohibits Atlassian Covered Persons from trading in the Company’s securities if they are in possession of information about the Company that is both “material” and “nonpublic.”
What is “Material” Information?
Information about the Company is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, if the information is likely to have a significant effect on the market price of the security, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. As a result, the materiality of information depends upon the circumstances. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•projections of future earnings or losses, or other earnings guidance;
•projections of future non-financial key business metrics;
•earnings or revenue that is inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;
•actual or threatened litigation or governmental investigations or major developments in such matters;
•developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of share splits, or public or private sales of additional securities;
•significant borrowing or financing developments, including pending public sales or offering of debt or equity securities;
•cybersecurity or data security incidents;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
Questions regarding material information should be directed to the Compliance Officer.
What is “Nonpublic” Information?
Material information is “nonpublic” if it has not been disseminated in a manner making it available to the investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, a Regulation FD-compliant conference call, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. The circulation of rumors, even if accurate and reported in the media, or simply posting information on the Company’s website, may not be sufficient disclosure to make the information public.
Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information. For example, if the Company announces material information that an Atlassian Covered Person is or is deemed to be aware of after trading closes on a Tuesday, the first time that an Atlassian Covered Person can buy or sell Company securities is the opening of the market on Thursday. The example above assumes that Wednesday and Thursday are trading days.
Are there any Exceptions?
Pre-Approved Rule 10b5-1 Plans
Transactions effected pursuant to a trading plan that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) will not be subject to the Company’s trading windows. Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. If an Atlassian Covered Person intends to trade pursuant to a Rule 10b5-1 Plan, such Rule 10b5-1 Plan must:
•satisfy the requirements of Rule 10b5-1 and applicable state laws;
•be documented in writing;
•either (i) specify the amounts, prices, and dates of all security transactions under the Rule 10b5-1 Plan, (ii) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibit the relevant Atlassian Covered Person from exercising any subsequent influence over the transactions;
•be entered into in good faith during a trading window when such Atlassian Covered Person does not possess material, nonpublic information;
•require that the first trade may not occur until:

◦in the case of a director or officer (as defined in Rule 16a-1(f) of the Exchange Act, a “Section 16 Officer”), the later of (a) ninety (90) days after the adoption of the Rule 10b5-1 Plan and (b) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or, in the case of the fourth fiscal quarter, a Form 10-K, for the fiscal quarter in which the Rule 10b5-1 Plan was adopted, not to exceed 120 days; and
◦in the case of all other Atlassian Covered Persons, seventy (70) days after the close of the trading window, following the adoption of the Rule 10b5-1 Plan;
•satisfy such other requirements as the Company may adopt from time-to-time, as approved by the Compliance Officer; and
•be pre-approved by the Compliance Officer.
No deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) is permitted without the pre-approval of the Compliance Officer and any such deviation or alteration must be reported immediately to the Compliance Officer.
The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as they deem appropriate including, without limitation, if they determine that such Rule 10b5-1 Plan does not satisfy the requirements of Rule 10b5-1 or applicable state laws. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. If the Compliance Officer does not approve an Atlassian Covered Person’s Rule 10b5-1 Plan, the Atlassian Covered Person must adhere to the trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.
Modifications to a previously approved Rule 10b5-1 Plan, other than administrative changes, will be considered a termination of the existing Rule 10b5-1 Plan and adoption of a new Rule 10b5-1 Plan, and will be subject to the requirements for the termination of a Rule 10b5-1 Plan outlined below. Administrative changes to a trading plan that do not affect the price, number, or timing of a purchase or sale, such as adjustments for a stock split, will not be deemed a termination.
Any such administrative modification of a previously approved Rule 10b5-1 Plan must:
•not affect the Rule 10b5-1 Plan’s satisfaction of the requirements of Rule 10b5-1 and applicable state laws;
•be documented in writing; and
•be pre-approved by the Compliance Officer.
An Atlassian Covered Person may terminate a Rule 10b5-1 Plan only during a trading window when the Atlassian Covered Person does not possess material, nonpublic information. The termination of a Rule 10b5-1 Plan must be pre-approved by the Compliance Officer and the Compliance Officer may refuse to approve a Rule 10b5-1 Plan termination as they deem appropriate. The Atlassian Covered Person that terminated the Rule 10b5-1 Plan may not trade in the Company’s securities until the next trading window following the termination of the Rule

10b5-1 Plan, but may enter into a new Rule 10b5-1 Plan during the same open trading window in which the Rule 10b5-1 Plan was terminated.
The Company is required to make disclosures regarding Rule 10b5-1 Plans of directors and Section 16 Officers in its quarterly and annual reports and further reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of a Rule 10b5-1 Plan or the execution of transactions made under a Rule 10b5-1 Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Rule 10b5-1 Plans if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of a Rule 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to a Rule 10b5-1 Plan are the sole responsibility of the Atlassian Covered Person initiating the Rule 10b5-1 Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Rule 10b5-1 Plan submitted for approval nor the legality or consequences relating to an Atlassian Covered Person entering into or trading under a Rule 10b5-1 Plan.
Mutual Funds or Exchange-Traded Funds
Purchases and sales of mutual funds or exchange-traded funds, also known as ETFs, that invest in the Company’s securities in addition to securities of other companies are not prohibited by the Insider Trading Policy as long as an Atlassian Covered Person does not control the purchase and the sale of securities in such funds.
Certain Transactions Related to Employee Benefit Plans
Exercise of Stock Options. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the exercise of an option to purchase Company securities when payment of the exercise price is made in cash. However, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy. In addition, this Insider Trading Policy applies to the sale of outstanding Company securities to satisfy part or all of the exercise price of an option, any sale of shares of Common Stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the withholding by the Company of shares of Common Stock, or the required sale of shares of Common Stock, in either case, upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if: (a) such withholding or sale is required by the applicable plan or award agreement; (b) the election to withhold shares of Common Stock or require the sale of shares of Common Stock was made by the Company in its sole discretion; or (c) the election to (i) have shares of Common Stock withheld or (ii) sell shares of Common Stock was made by the Atlassian Covered Person in compliance with this Insider Trading Policy.

Inheritance
The trading restrictions under this Insider Trading Policy do not apply to transfers by will or the laws of descent and distribution.
III.Are there any Restrictions on the Use of Social Media, Internet Chat Rooms or Websites?
While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases, external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by others. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.
In addition, with the advent of the Internet, and the emergence of social media and chat rooms, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – even though the information disseminated through social media and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving social media and chat rooms. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on social media or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.
The Company is committed to preventing inadvertent disclosures of material, nonpublic information and unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits Atlassian Covered Persons from discussing material, nonpublic information about the Company with anyone, including other Atlassian Covered Persons, except as required in the performance of their duties. No Atlassian Covered Person should, under any circumstances, provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if they are contacted directly by such persons, without express prior authorization. This restriction applies whether or not an Atlassian Covered Person identifies themselves as associated with the Company. All such contact or inquiries should be referred to Atlassian Corporation, 350 Bush Street, 13th Floor, San Francisco, CA 94104 USA, Attn: Investor Relations or IR@atlassian.com.
This Insider Trading Policy also prohibits Atlassian Covered Persons from making any comments or postings about material, nonpublic information about the Company on any social media, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not the Atlassian Covered Person identifies themselves as associated with the Company. Sharing or posting links to or “re-tweeting” Company news announcements about material, nonpublic information about the Company is permitted so long as the news announcement has already been posted to the Company’s public website (or has otherwise been publicly disclosed by the Company) or otherwise approved by the Compliance Officer and is not accompanied by commentary prohibited by this Insider Trading Policy.
IV.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority, investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorney’s Office, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5 million;
•payment of civil penalties of up to three (3) times the profit made or loss avoided; and
•imprisonment for up to twenty (20) years.
The Company and/or any controlling person of the person who engaged in insider trading may also be required to pay civil penalties of up to the greater of $2.5 million or three (3) times the profit made or loss avoided, as well as criminal penalties of up to $25 million, and could under certain circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such laws or this Insider Trading Policy to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

V.Does the Company have any Other Policies Regarding Confidential Information?
The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.
VI.How Do You Report a Violation of this Insider Trading Policy?
If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any other Atlassian Covered Person, you must report the violation immediately to the Compliance Officer. However, if the conduct in question involves the Compliance Officer, if you have reported such conduct to the Compliance Officer and do not believe that they have dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the General Counsel.
VII.Is This Insider Trading Policy Subject to Modification?
The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be communicated to you by electronic mail, posting on the Company’s intranet or other delivery option by the Company. You will be deemed to have received, agreed to and become bound by revisions of this Insider Trading Policy when such revisions have been communicated to you, unless you object to any revision in a written statement received by the Compliance Officer, within two (2) business days of such communication.
VIII.Waivers
A waiver of any provision of this Insider Trading Policy in a specific instance may be authorized in writing by the Compliance Officer, their designee or the Chair of the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.
IX.Acknowledgment
This Insider Trading Policy will be delivered to all current Atlassian Covered Persons and to all new Atlassian Covered Persons at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each Atlassian Covered Person must acknowledge that they have received a copy and agrees to comply with the terms of this Insider Trading Policy. The acknowledgment should be returned in the manner provided for in the notice accompanying the delivery of this Insider Trading Policy.
The acknowledgment will constitute consent for the Company to impose sanctions for violation of this Insider Trading Policy, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Atlassian Covered Persons will be required upon the Company’s request to re-acknowledge and agree to comply with this Insider Trading Policy (including any amendments or modifications). For this purpose, an Atlassian Covered Person will be deemed to have acknowledged and agreed to comply with this Insider Trading Policy when copies of such items have been communicated to you by electronic mail, posting on the Company’s intranet or other delivery option by the Company, unless the Atlassian Covered Person objects in a written statement received by the Compliance Officer within two (2) business days of such delivery.
Failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of employment or service relationship with the Company.
ACKNOWLEDGMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) of Atlassian Corporation (the “Company”). I understand and acknowledge that I am an “Atlassian Covered Person” as such term is defined in the Insider Trading Policy and agree that I am responsible for ensuring compliance with the Insider Trading Policy and by all of my “Covered Affiliates.” I also understand and agree that I will be subject to sanctions, up to and including termination of employment or service relationship, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

Signature
Name (Printed or typed)
Position:
Date

ATLASSIAN CORPORATION
Special Trading Procedures for Insiders Policy
To comply with federal and state securities laws governing insider trading, Atlassian Corporation (together with its subsidiaries, the “Company”) has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Insider Trading Policy. Capitalized terms used in these Trading Procedures and not defined herein have the meaning set forth in the Insider Trading Policy.
A.SCOPE
These Trading Procedures regulate securities trades by all directors and executive officers of the Company and certain designated employees of the Company as set forth in Exhibit A, who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”).
These Trading Procedures also apply to all Covered Affiliates; provided, however, that these Trading Procedures shall not apply to a Covered Affiliate that is an entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.
Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Covered Affiliates. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Covered Affiliates.
These Trading Procedures apply to any and all transactions in the Company’s securities, including its shares of Common Stock, options to purchase shares of Common Stock, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, or exchange-traded options), other derivative securities of the Company, and any securities that provide the economic equivalent of ownership of any of the Company’s securities or are designed to profit from, hedge or offset any change in the value of the Company’s securities.
The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.
B.SPECIAL TRADING RESTRICTIONS
Please see the Insider Trading Policy for a description of prohibited activities applicable to all Atlassian Covered Persons. In particular, subject to certain exceptions set forth in the Insider Trading Policy, Insiders may only conduct transactions in the Company’s securities in a trading window. Additionally, an Insider may not trade in any type of Company securities if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 plan. This prohibition applies even if such Insider receives pre-clearance in accordance with these Trading Procedures and the transaction would occur during a trading window.
Insiders are strongly encouraged to trade in Company securities in compliance with a pre-approved Rule 10b5-1 plan.
Please see the Insider Trading Policy for a discussion of what constitutes “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer for guidance.
In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, no Insider may trade in Company securities unless the trade has been approved by the Compliance Officer designated in the Insider Trading Policy in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for their own trades from the General Counsel, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures).
C.PRE-CLEARANCE PROCEDURES
Procedures. No Insider may trade in Company securities until the Insider has certified that they are not in possession of material, nonpublic information concerning the Company as part of entering a trade in their Shareworks account.
None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to these Trading Procedures. Further, none of the Company, the Compliance Officer, or the Company’s other employees have responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of insider trading.
No Obligation to Allow Trades. The existence of the foregoing approval procedures does not in any way guarantee a trade requested by an Insider will be allowed. The Compliance Officer may block any trade at their sole and reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may prohibit any transactions in the Company’s securities. If an Insider attempts to enter a transaction to trade in the Company’s securities during the pendency of such an event, the trade may be blocked without disclosing the reason.
Completion of Trades. If you plan to sell Company securities, you will need to certify through the order entry process in your Shareworks account that you are not in possession of material, non-public information concerning the Company and you must complete the proposed trade prior to the end of the current open trading window period; provided, however, if you come into possession of material, nonpublic information concerning the Company subsequent to certification, but prior to executing a trade, you are prohibited from trading until such time you are not in possession of such material, nonpublic information concerning the Company.
For all other transactions in Company securities, e.g., buying or gifting Company securities, please open a ticket with Stock Administration in order to obtain pre-clearance and to certify that you are not in possession of material, nonpublic information concerning the Company.
If you are a M100 Employee or Above or a Section 16 Insider (as defined below), the following pre-clearance and certification procedures apply to you:
For all transactions in Company securities (other than trades under an existing Rule 10b5-1 plan), e.g., selling, buying or gifting Company securities (including in connection with general estate planning), please open a ticket with Stock Administration in order to obtain pre-clearance and to certify that you: (i) are not in possession of material, nonpublic information concerning the Company; and (ii) will remain in compliance with the Company’s stock ownership requirements after your transaction is completed, and in the ticket include: (a) a description of the proposed transaction, including the type of transaction (e.g., sale, purchase, gift, etc.) and the specific lot(s) and number of shares covered by the proposed transaction; and (b) the intended timing of the proposed transaction.
If your proposed transaction is approved, you must complete the proposed transaction prior to the end of the current open trading window period; provided, however, if you come into possession of material, nonpublic information concerning the Company subsequent to certification, but prior to executing the transaction, you are prohibited from executing the transaction, and will be responsible for canceling any pending transaction, until such time you are not in possession of such material, nonpublic information concerning the Company.
A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Compliance Officer, their designee or the Chair of the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.
D.EXEMPTIONS
Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule 10b5-1 plan will not be subject to the Company’s pre-clearance procedures, and Insiders are not required to complete the pre-clearance procedures set forth above for such transactions. Such Rule 10b5-1 plan, and any amendment thereto, is subject to the requirements set forth in the Insider Trading Policy. If the Compliance Officer does not approve an Insider’s Rule 10b5-1 plan, or a modification thereto, such Insider must adhere to the pre-clearance procedures set forth above and the restrictions set forth in the Insider Trading Policy until such time as the Rule 10b5-1 plan, or modification, is approved.

Certain Transactions Related to Employee Benefit Plans.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase Company securities when payment of the exercise price is made in cash. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to satisfy part or all of the exercise price of an option, any sale of shares of Common Stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of Common Stock, or the required sale of shares of Common Stock, in either case, upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if: (a) such withholding or sale is required by the applicable plan or award agreement; (b) the election to withhold shares of Common Stock or require the sale of shares of Common Stock was made by the Company in its sole discretion; or (c) the election to (i) have shares of Common Stock withheld or (ii) sell shares of Common Stock was made by the Insider in compliance with the Insider Trading Policy and these Trading Procedures.
Mutual Funds or Exchange-Traded Funds. Purchases and sales of mutual funds or exchange-traded funds, also known as ETFs, that invest in the Company’s securities in addition to securities of other companies are not prohibited by these Trading Procedures as long as an Insider does not control the purchase and the sale of securities in such funds.
Inheritance. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to transfers by will or the laws of descent and distribution.
E.SECTION 16: INSIDER REPORTING REQUIREMENTS, SHORT-SWING PROFITS, AND SHORT SALES (APPLICABLE TO OFFICERS, DIRECTORS, AND 10% STOCKHOLDERS)
Reporting Obligations under Section 16(a): SEC Forms 3, 4 and 5
Section 16(a) of the Exchange Act generally requires all officers, directors, and 10% stockholders (“Section 16 Insiders”), within ten (10) days after becoming a Section 16 Insider, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3, listing the amount of the Company’s securities that the Section 16 Insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s securities must be reported on SEC Form 4, generally within two (2) business days after the date on which such change occurs, or in certain cases on Form 5, within forty-five (45) days after fiscal year-end. The two-business day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of shares of the

Company’s securities made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of shares of Company shares made within six months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4.
Recovery of Profits under Section 16(b)
For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any “purchase” and “sale” of shares of the Company’s securities during a six-month period, so called “short-swing profits,” must be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable, even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material, nonpublic information. The highest priced sale will be matched with the lowest priced purchase within the six-month period to determine the short-swing profit.
The short-swing profits realized by a Section 16 Insider under Section 16(b) of the Exchange Act is only recoverable by the Company itself. The Company, however, cannot waive its right to short-swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) of the Exchange Act are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two (2) years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.
Short Sales Prohibited under Section 16(c)
Section 16(c) of the Exchange Act absolutely prohibits Section 16 Insiders from making short sales of the Company’s equity securities. Short sales include sales of shares that the Section 16 Insider does not own at the time of sale, or sales of shares against which the Section 16 Insider does not deliver the shares within twenty (20) days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) also face criminal liability.
You should consult the Compliance Officer if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
F.RULE 144 (APPLICABLE TO SECTION 16 INSIDERS)
Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers, or other affiliates of the issuer, including shares of Common Stock purchased in the open market and shares of Common Stock received upon exercise of stock options. Sales of the Company’s securities by affiliates (generally, Section 16 Insiders of the Company) must comply with the requirements of Rule 144, which are summarized below:
•the Company must have filed all SEC-required reports during the last twelve (12) months;
•total sales of shares of Common Stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Common Stock, as reflected in the most recent report or statement published by the Company; or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144;
•the shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds themself out as being willing to buy and sell shares of Common Stock for their own account on a regular and continuous basis; and
•a notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144, and will assist the selling person in completing the Form 144 and in complying with the other requirements of Rule 144.
If you are a Section 16 Insider subject to Rule 144, you must instruct your broker who handles trades in the Company’s securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.
G.ACKNOWLEDGMENT
In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that they have received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. The acknowledgment should be returned in the manner provided for in the notice accompanying the communication of these Trading Procedures.
This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent or third-party broker to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading Policy when copies of such items have been communicated to the Insider by electronic mail, posting on the Company’s intranet or other delivery option by the Company, unless the Insider objects in a written statement received by the Compliance Officer within two (2) business days of such delivery.
Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, up to and including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy may be directed to the Compliance Officer.
ACKNOWLEDGMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of Atlassian Corporation (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Covered Affiliates.” I also understand and agree that I will be subject to sanctions, up to and including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or third-party broker against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Signature
Name (Printed or typed)
Position
Date

Exhibit 1
1.DIRECTORS

Name
All Directors

2.DESIGNATED EMPLOYEES

Name
All members of the Atlassian Leadership Group (ALG), including officers